SCHEDULE 14A
Consent Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant    [  ]

Filed by a Party other than the Registrant    [x]

Check the appropriate box:

[ ]	Preliminary Consent Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Consent Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to § 240.14a-12

The Wet Seal, Inc.

(Name of Registrant as Specified In Its Charter)

Clinton Spotlight Fund, L.P.
Clinton Spotlight Master Fund, L.P.
Clinton Magnolia Master Fund, Ltd.
Clinton Retail Opportunity Partnership, L.P.
Clinton Special Opportunities Master Fund, Ltd.
Clinton Group, Inc.
George E. Hall
Raphael Benaroya
Dorrit M. Bern
Lynda J. Davey
Mindy C. Meads
John S. Mills

(Name of Person(s) Filing Consent Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1)           Title of each class of securities to which transaction applies:

2)           Aggregate number of securities to which transaction applies:

3)           Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)           Proposed maximum aggregate value of transaction:

5)           Total fee paid:

[  ]           Fee paid previously with preliminary materials.

[  ]           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)           Amount Previously Paid:

2)           Form, Schedule or Registration Statement No.:

3)           Filing Party:

4)           Date Filed:

Clinton Group Provides Update and Voting Instructions on The Wet Seal Consent Solicitation

NEW YORK, Oct. 3, 2012 /PRNewswire/ -- Clinton Group, Inc., the second largest owner of Wet Seal, Inc. (Nasdaq: WTSLA), has proposed replacing the Board of Directors of the Company with a new, independent Board. Clinton Group is seeking the consent of its fellow stockholders for this change. To be effective, Clinton Group needs to gather the consent of a majority of the outstanding stock.

"We believe change is needed in the Wet Seal boardroom," said Joseph De Perio, Senior Portfolio Manager of Clinton Group, Inc. "In our view, the best way to protect stockholder capital and execute a turnaround is to recruit and hire an excellent Chief Executive Officer. The current Board has not proven capable of hiring effective senior executives or determining or overseeing the optimal strategic direction for the Company. The time for change is now."

Clinton Group has been informed that a number of stockholders have not received their white consent solicitation card or the consent solicitation statement in the mail. Stockholders who would like to consent to the Clinton Group's proposals but who have not received a white card should call their broker-dealer or custodian bank and ask to provide voting instructions on the Wet Seal consent solicitation.

In addition, Clinton Group has been told that at least two custodial banks, Northern Trust and BNY Mellon, are only accepting votes through their corporate actions department rather than the customary proxy voting systems. It is important to note that consents sent through the proxy voting systems such as ProxyEdge, ISS or Glass Lewis will not likely be counted by these custodian banks. Instead, institutional investors and others with accounts at these firms should use their corporate action systems or contact a representative of these custodial banks to ensure their votes are counted.

Any investor that needs assistance in getting their voting decision processed may contact Clinton Group's proxy solicitor, Okapi Partners, at +1-212-297-0720 or info@okapipartners.com.

Clinton Group noted that both Glass Lewis and ISS, the two leading proxy advisory firms, have provided support for the Clinton Group's proposals. Glass Lewis wrote that "given the [current Board's] lack of relevant experience and indecisiveness, we remain concerned about the future stewardship of the Company if significant board changes are not made." Glass Lewis supported removing four incumbent directors. ISS wrote that Clinton Group had made "a compelling case for a change."

"We want to be sure that all stockholders have a chance to weigh in on this important matter," said Mr. De Perio. "Wet Seal is an important investment for all of us and all stockholders should be given a chance to have their voice heard."

Any person or firm that owned Wet Seal stock on September 10, 2012 is entitled to vote.

About Clinton Group, Inc.

Clinton Group, Inc. is a diversified asset management firm. Clinton Group has been investing in global markets since its inception in 1991 with expertise that spans a wide range of investment styles and asset classes. Clinton Group is a Registered Investment Advisor based in New York City.

CLINTON GROUP, INC., CLINTON SPOTLIGHT FUND, L.P., CLINTON SPOTLIGHT MASTER FUND, L.P., CLINTON MAGNOLIA MASTER FUND, LTD., CLINTON RETAIL OPPORTUNITY PARTNERSHIP, L.P., CLINTON SPECIAL OPPORTUNITIES MASTER FUND, LTD. AND GEORGE E. HALL (COLLECTIVELY, "CLINTON") HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") A DEFINITIVE CONSENT STATEMENT AND ACCOMPANYING CONSENT CARD TO BE USED TO SOLICIT WRITTEN CONSENTS FROM THE STOCKHOLDERS OF THE WET SEAL, INC. IN CONNECTION WITH CLINTON'S INTENT TO TAKE

CORPORATE ACTION BY WRITTEN CONSENT. ALL STOCKHOLDERS OF THE WET SEAL, INC. ARE ADVISED TO READ THE DEFINITIVE CONSENT STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF WRITTEN CONSENTS BY CLINTON, RAPHAEL BENAROYA, DORRIT M. BERN, LYNDA J. DAVEY, MINDY C. MEADS AND JOHN S. MILLS (COLLECTIVELY, THE "PARTICIPANTS") FROM THE STOCKHOLDERS OF THE WET SEAL, INC. BECAUSE THEY CONTAIN IMPORTANT INFORMATION. INFORMATION RELATING TO THE PARTICIPANTS HAS BEEN INCLUDED IN THE DEFINITIVE CONSENT STATEMENT FILED ON SEPTEMBER 10, 2012 BY CLINTON WITH THE SEC. THE DEFINITIVE CONSENT STATEMENT AND ACCOMPANYING CONSENT CARD HAVE BEEN FURNISHED TO SOME OR ALL OF THE STOCKHOLDERS OF THE WET SEAL, INC. AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, CLINTON WILL PROVIDE COPIES OF THE DEFINITIVE CONSENT STATEMENT AND ACCOMPANYING CONSENT CARD WITHOUT CHARGE AT HTTP://WWW.MYPROXYONLINE.COM/WETSEAL OR UPON REQUEST.

CONTACT: Connie Laux, Clinton Group, Inc., +1-212-825-0400